Exhibit 99.1

         JCPENNEY ANNOUNCES NEW CAPITAL STRUCTURE REPOSITIONING PROGRAM

           $1 Billion Program Targeted for Equity and Debt Reductions

                      Company Declares May 2, 2005 Dividend



PLANO, Texas, March 18, 2005 - J. C. Penney Company, Inc. (NYSE:JCP) today announced that its Board of Directors has approved a new $1 billion capital structure repositioning program. The new program is to be funded with approximately $600 million of free cash flow generated in 2004 and $400 million previously allocated to the early retirement of the 7.4% Debentures due 2037. The 2037 Debentures contained a put option that expired March 1, 2005, with virtually all of the debentures remaining outstanding.



The program consists of $750 million of common stock repurchases and $250 million of open-market debt repurchases, and is expected to be completed by the end of the year. As previously disclosed, the Company expects to take pre-tax charges of approximately $30 million, or $0.08 per share, during 2005 related to the early retirement of debt, which will continue to be reported separately as "bond premiums and unamortized costs."



Robert Cavanaugh, Executive Vice President and Chief Financial Officer said, "The expansion of our capital structure repositioning is made possible by the Company's consistent operating improvement, strong liquidity, and positive free cash flow. This new program reflects the confidence we have in our business and further strengthens our financial profile."


The following update pertains to the capital structure repositioning program announced in August 2004. As of March 17, 2005, the Company had repurchased 51.8 million shares of common stock for about $2 billion, representing about 68% of the 2004 repurchase program.

The Company will complete the August 2004 debt reduction program in May with the maturity and payment of the $193 million 7.05% Note on May 23, 2005.



In addition, the Company announced that its Board of Directors declared a quarterly dividend of $0.125 per share on its common stock, payable May 2, 2005, to the Company's stockholders of record at the close of business on April 8, 2005.




For further information, contact:

Investor Relations
------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167;  emerritt@jcpenney.com

Public Relations
-----------------
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Tim Lyons; (972) 431-4834; tmlyons@jcpenney.com

About JCPenney
------------------

J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of January 29, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico, and 62 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, changes in management, and government activity. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.


                                      # # #